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                                                                     Exhibit 5.1

                 [LETTERHEAD OF FLORIDA PROGRESS CORPORATION]

                                March 24, 1999


Florida Progress Corporation
One Progress Plaza
St. Petersburg, FL 33701

Florida Progress Funding Corporation
300 Delaware Avenue, Suite 319
Wilmington, DE 19801


Ladies and Gentlemen:

          I have acted as counsel to you, Florida Progress Corporation, a Florida corporation ("Florida Progress"), and Florida Progress Funding Corporation, a Delaware corporation ("Funding Corp."), in connection with the preparation and filing with the Securities and Exchange Commission (the
"Commission") of a Registration Statement on Form S-3 (Reg. No. 333-     ), as
it may be amended from time to time (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance and sale from time to time of (i) up to $300,000,000 in aggregate liquidation amount of Cumulative Quarterly Income Preferred Securities (the "QUIPS") of FPC Capital I and FPC Capital II, each a business trust formed under the laws of the State of Delaware (each, a "Trust" and, collectively, the "Trusts"), (ii) up to $310,000,000 aggregate principal amount of Funding Corp.'s Junior Subordinated Deferrable Interest Notes (the "QUIDS"), each series of which will be issued pursuant to a Junior Subordinated Indenture (the "Indenture") to be entered into among Funding Corp., Florida Progress and The First National Bank of Chicago, as Trustee (the "Indenture Trustee"), as such Indenture will be supplemented, in connection with the issuance of each such series, by a supplemental indenture creating such series (each, a "Supplemental Indenture" and, collectively, the "Supplemental Indentures"), (iii) Florida Progress' guarantees with respect to the Trusts' obligation to pay distributions on the QUIPS (each, a "QUIPS Guarantee" and, collectively, the "QUIPS Guarantees") each of which QUIPS Guarantees will be issued pursuant to a guaranty agreement between Florida Progress and the Trustee thereunder (each, a "Guarantee Agreement" and, collectively, the "Guarantee Agreements"), and (iv) Florida Progress' guarantees of the QUIDS (each, a "QUIDS Guarantee" and collectively, the "QUIDS Guarantees"), each of which QUIDS Guarantees will be issued pursuant to a guaranty contained in the certificates representing the QUIDS, forms of which are included in the Indenture and related Supplemental Indenture for the QUIDS. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

          I and attorneys under my supervision have examined the originals, photocopies or conformed copies of all such records of Florida Progress and Funding Corp. and all such agreements, certificates of public officials, certificates of officers and representatives of
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Florida Progress and Funding Corp. and such other documents as I have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examinations, I have assumed the genuineness of all signatures on original documents and the conformity to the originals of all copies submitted to me as conformed copies or photocopies. As to various questions of fact material to my opinion, I have relied upon representations, statements or certificates of officers and representatives of Florida Progress, Funding Corp. and others.

     I am a member of the state bar of Florida and do not express any opinion herein concerning any law other than the law of the State of Florida and the federal law of the United States. Based upon and subject to the foregoing, it is my opinion that:

     1. The QUIDS, when (i) issued and duly executed and authenticated in accordance with the terms of (a) the Indenture and (b) the applicable Supplemental Indenture creating such series of QUIDS, in the forms filed as Exhibits 4.1 and 4.2, respectively, to the Registration Statement (and assuming the due authorization, execution and delivery of the Indenture and the applicable Supplemental Indenture by each of the parties thereto), and (ii) delivered against payment therefor, will be legally issued and will constitute binding obligations of Funding Corp.

     2. The QUIPS Guarantees, when issued pursuant to the applicable Guarantee Agreement, in the form filed as Exhibit 4.8 of the Registration Statement (and assuming the due authorization, execution and delivery of the applicable Guarantee Agreement by each of the parties thereto), will be legally issued and will constitute binding obligations of the Florida Progress.

     3. The QUIDS Guarantees, when issued pursuant to the applicable QUIDS certificate, in the form as contained in the Indenture and Supplemental Indenture filed as Exhibits 4.1 and 4.2, respectively, to the Registration Statement (and assuming the due authorization, execution and delivery of the applicable QUIDS certificate by each of the signatories thereto), will be legally issued and will constitute binding obligations of Florida Progress.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement.

     I am delivering this opinion to Florida Progress and Funding Corp., and no other person may rely upon it without my prior written consent.


                                             Very truly yours,

                                             /s/ KENNETH E. ARMSTRONG
                                             Kenneth E. Armstrong
                                             Vice President and General Counsel